Exhibit 77Q1(a)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO DECLARATION AND
AGREEMENT OF TRUST

            The undersigned, being at least a
majority of the Trustees of Lord Abbett Securities
Trust, a Delaware statutory trust (the "Trust"), organized pursuant to that certain Declaration and Agreement of Trust dated February 26, 1993, as amended from time to time (the "Declaration"), do hereby amend the Declaration, pursuant to Section
8.2 of the Declaration, by deleting Section 2.7 in its entirety and inserting the following in lieu thereof:

            Section 2.7. Committees; Delegation.
The Trustees shall have the power to appoint from their own number, and terminate, any one or more committees consisting of one or more Trustees, including an executive committee which may exercise some or all of the power and authority of the Trustees as the Trustees may determine
(including but not limited to the power to determine net asset value and net income and the power to declare a dividend or other distribution on the Shares of any Series), subject to any limitations contained in the By-Laws, and in general to delegate from time to time to one or more of their number or to one or more officers, employees or agents of the Trust any or all of their powers, authorities, duties and the doing of such things and the execution of such instruments, either in the name of the Trust or the names of the Trustees or otherwise, as the Trustees may deem expedient
(including but not limited to the power to declare a dividend or other distribution on the Shares of any Series), provided that the Trustees shall not have the power to delegate to anyone the power

(a)	to change the principal office of the Trust;
(b)	to amend the By-Laws;
(c)	to issue Shares of any Series;
(d)	to elect or remove from office any Trustee or
the Chairman of the Board, the President, the Chief
Financial Officer, the Treasurer or the Secretary of
the Trust;
(e)	to increase or decrease the number of
Trustees;
(f)	to authorize the repurchase of Shares of any
Series; or
(g)	to authorize any merger, consolidation or
sale, lease or exchange of all or substantially all of the Trust Property.

            This instrument shall constitute an
amendment to the Declaration and shall be effective upon execution by a majority of the Trustees.



IN WITNESS WHEREOF, the undersigned have duly executed this Amendment this 26th day of October, 2017.


/s/ Daria L. Foster
Daria L. Foster

Julie A. Hill

/s/ Douglas B. Sieg
Douglas B. Sieg

/s/ Franklin W. Hobbs
Franklin W. Hobbs

/s/ James M. McTaggart
James M. McTaggart

/s/ Robert B. Calhoun Jr.
Robert B. Calhoun, Jr.

/s/ Mark A. Schmid
Mark A. Schmid

/s/ Eric C. Fast
Eric C. Fast


James L.L. Tullis


/s/ Evelyn E. Guernsey
Evelyn E. Guernsey